                          SCHEDULE 14A INFORMATION

    PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE
                                 ACT OF 1934
                               (AMENDMENT NO.)

Filed by the registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

    [_]  Preliminary Proxy Statement
    [X]  Definitive Proxy Statement
    [_]  Definitive Additional Materials
    [_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                    E. I. du Pont de Nemours and Company
              (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (check the appropriate box):

    [X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(l)(1), or
         14a-6(j)(2).
    [_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
    [_] Fee computed on table below per Exchange Act Rules 14a-6(l)(4) and 0-11

         (1)  Title of each class of securities to which transaction applies:

         (2)  Aggregate number of securities to which transaction applies:

         (3) For unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11*

         (4)  Proposed maximum aggregate value of transaction:

    ---------
    *Set forth the amount on which the filing is calculated and state how it was determined.

    [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing fee which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amounts previously paid:

         (2)  Form, Schedule or Registration Statement No.:

         (3)  Filing Party:

         (4)  Date Filed:

    Notes:

                                                          DuPont
                                                          1007 Market Street
                                                          Wilmington, DE 19898

[LOGO APPEARS HERE]                                       EDGAR S. WOOLARD, JR.
                                                          Chairman of the Board

  ANNUAL MEETING--APRIL 27, 1994

  March 18, 1994

  Dear Stockholder:

  You are invited to attend the Company's 1994 Annual Meeting on Wednesday, April 27, 1994, at 10:30 a.m. in The Playhouse Theatre, DuPont Building, Wilmington, Delaware.

  The enclosed Notice of Annual Meeting and Proxy Statement describe the various matters to be acted upon during the meeting. In addition, there will be a report on the state of the Company's business and an opportunity for you to express your views on subjects related to the Company's operations.

  To obtain a ticket, please check the appropriate box on the enclosed proxy. Please include information on any accommodation you may need because of a disability. Because seating capacity is limited, we suggest that you arrive as close as possible to 9:30 a.m., when The Playhouse opens. If The Playhouse is filled, there will be additional seating available in nearby rooms where television monitors will be provided.

  If you are unable to attend this year's meeting, you can ensure your representation by completing the enclosed proxy and returning it in the postage-paid envelope.

  The Annual Meeting gives us an opportunity to review results and discuss the steps the Company is taking to assure a strong performance in the future. Your interest in the Company is much appreciated, and I hope you will be able to join us as we talk about these matters on April 27.

  Sincerely,


  (SIGNATURE OF
   EDGAR S. WOOLARD, JR.
   APPEARS HERE)

  Edgar S. Woolard, Jr.



E. I. du Pont de Nemours and Company         [RECYCLED PAPER LOGO APPEARS HERE]
                                                 Printed on recycled paper.

                                                                  March 18, 1994

To the Holders of Common Stock of
 E. I. du Pont de Nemours and Company

                            NOTICE OF ANNUAL MEETING


  The Annual Meeting of Stockholders of E. I. DU PONT DE NEMOURS AND COMPANY will be held on Wednesday, APRIL 27, 1994, at 10:30 a.m. local time, in The Playhouse Theatre in the DuPont Building, 1007 Market Street, Wilmington, Delaware. The meeting will be held to consider and act upon the election of directors, ratification of independent accountants, management proposal on amendment of the Stock Performance Plan, shareholder proposals described in the Proxy Statement and such other business as may properly come before the meeting.

  Holders of record of DuPont Common Stock at the close of business on March 1, 1994, are entitled to vote at the meeting.

  This notice and the accompanying proxy material are sent to you by order of the Board of Directors.

                                                       Louise B. Lancaster
                                                            Secretary




IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

                                PROXY STATEMENT

                                                                  March 18, 1994

  The enclosed proxy is being solicited by order of the Board of Directors of
E. I. du Pont de Nemours and Company for use in connection with the Annual Meeting of Stockholders to be held April 27, 1994.

  The record date with respect to this solicitation is March 1, 1994. All holders of record of DuPont Common Stock as of the close of business on that date are entitled to vote at the meeting. As of that date the Company had 678,703,215 shares of common stock outstanding. Each share of stock is entitled to one vote. A favorable vote of a majority of the shares of common stock voted in person or by proxy at the meeting is required for the approval of each of the proposals described in this Proxy Statement. Abstentions and broker non-votes are not counted in the calculation of the vote, except that abstentions will be counted and have the same effect as votes against Proposal Number 3. A proxy may be revoked by the stockholder at any time prior to its being voted. If a proxy is properly signed and is not revoked by the stockholder, the shares it represents will be voted at the meeting in accordance with the instructions of the stockholder. If the proxy is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board of Directors.

  The enclosed proxy also serves as the voting instruction card for the trustees who hold shares of record for participants in the DuPont Savings and Investment Plan, the Conoco Thrift Plan, the Investment Plan for Salaried Employees of Consolidation Coal Company, the DuPont Tax Reform Act Stock Ownership Plan and the Conoco Employee Stock Ownership Plan. If proxies representing shares in the employee savings plans listed above are not returned, those shares will be voted at the discretion of a trustee. Shares in the employee stock ownership plans cannot be voted unless the proxy is signed and returned.

  The Company's Annual Report to Stockholders, containing financial statements reflecting the financial position and results of the operations of the Company for 1993, and this Proxy Statement were distributed together beginning March 18, 1994.

                              GENERAL INFORMATION

PROXY STATEMENT PROPOSALS. Each year the Board of Directors submits to the stockholders at the annual meeting its nominations for election of directors. In addition, the Bylaws of the Company require that the selection of independent accountants by the Audit Committee of the Board of Directors be submitted for stockholder ratification at each annual meeting. Other proposals may be submitted by the Board of Directors or stockholders for inclusion in the proxy statement for action at the annual meeting. Any proposal submitted by a stockholder for inclusion in the 1995 Annual Meeting Proxy Statement must be received by the Company no later than November 18, 1994.

STOCKHOLDER NOMINATIONS FOR ELECTION OF DIRECTORS. The Strategic Direction Committee recommends to the Board of Directors nominees for election as directors at the annual meeting. In making such recommendations, the Strategic Direction Committee will consider nominations submitted by stockholders. Any such nominations must be made by stockholders of record and received by the Secretary of the Company by the first Monday in December. Nominations must be accompanied by a statement of the nominee indicating willingness to serve if elected and disclosing principal occupations or employments held over the past five years.

PROXY COMMITTEE. The Proxy Committee is composed of directors of the Company who vote as instructed the shares of DuPont Common Stock for which they receive proxies. Proxy cards also confer upon the Proxy Committee discretionary authority to vote the shares on any matter which was not known to the Board of Directors a reasonable time before solicitation of proxies, but which is properly presented for action at the meeting.

PROXY SOLICITATION. All costs relating to the solicitation of proxies will be borne by the Company. Morrow & Co. has been retained by the Company to aid in the solicitation of proxies, at an estimated cost of $9,500 plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees of the Company personally or by mail, telephone or facsimile transmission. On request, the Company will pay brokers and other persons holding shares of stock in their names or in those of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

SECRECY IN VOTING. As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidential by the Company. Such documents are available for examination only by the inspectors of election, none of whom is an employee of the Company, and certain employees associated with tabulation of the vote. The identity of the vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

                             THE BOARD OF DIRECTORS

OPERATION AND MEETINGS. The Board of Directors is responsible for broad corporate policy and the overall performance of the Company. Members of the Board are kept informed of the Company's business by various documents sent to them before each meeting and oral reports made to them during these meetings by the Chairman, Vice Chairmen and other corporate executives. They are advised of actions taken by the Audit, Compensation and Benefits, Environmental Policy and Strategic Direction Committees and the Office of the Chairman. In addition, the directors receive written reports from the businesses when they propose actions for Board approval. Directors have access to all books, records and reports, and members of management are available at all times to answer their questions.

  In 1993 nine meetings of the Board of Directors were held. Each director attended 75% or more of the aggregate number of meetings of the Board and the committees of the Board on which such director served. Attendance at these meetings averaged 93% among all directors in 1993. Directors discharge their responsibilities not only by attending Board and committee meetings but also through communication with the Chairman and other members of management relative to matters of mutual interest and concern to the Company.

RETIREMENT POLICY. The Company's retirement policy for directors provides that no director may stand for reelection to the Board after reaching age 70. All employee directors retire from the Board when they retire from employment with the Company with the exception of former Chief Executive Officers. The Board at its discretion may in unusual circumstances, and for a limited period, ask a Board member to stand for reelection after the prescribed retirement date.

COMPENSATION. Members of the Board who are employees of DuPont or any of its subsidiaries are not compensated for service on the Board or on committees. All nonemployee directors receive an annual retainer fee of $35,000 for service on the Board, and a fee of $1,000 per meeting for attending special meetings of the Board and stockholder meetings held on a day when the Board does not meet. Directors who are not employees receive the following: (a) committee chairmen receive $15,000, (b) members of the Strategic Direction Committee receive $15,000 and (c) members of the other Board committees receive $6,000. H. W. Johnson and E. M. Bronfman receive an annual supplement of $25,000 and $20,800, respectively. Pursuant to a consulting agreement, A.F. Brimmer receives $57,900 annually for providing economic advice to the Board. In 1993, E. P. Blanchard, Jr., received $75,000 for services in connection with the Benlate (R) DF 50 fungicide litigation.

  Under the terms of the Deferred Compensation Plan for Directors, any director may defer all or part of the payment of Board and committee fees in the form of cash or stock units until a specified year or until ceasing to be a director of the Company. Interest equivalents accrue on payments deferred in the form of cash and dividend equivalents accrue on payments deferred in the form of stock units. Five directors have elected to defer payment of directors' fees in 1994. Nonemployee directors are also eligible to participate in a retirement income plan if on the date of retirement from the Board they have served on the Board for at least five years and have not qualified for an immediate or deferred pension benefit from the Company or any of its subsidiaries. The annual benefits payable under the plan are equal to one-half of the annual Board retainer (exclusive of any committee compensation) in effect on the date of the director's retirement. Benefits are available for the lesser of life or 10 years.

  The Directors' Charitable Gift Plan was established to improve the competitiveness of the compensation and benefits package for Board members. After a director's death, the Company will donate five consecutive annual installments up to $200,000 each to tax-exempt educational institutions or charitable organizations recommended by the director and approved by the Company. A director will be fully vested in the Plan upon completion of five years of service as a director or upon death or disability. The Plan is unfunded. The Company may fund the Plan through, among other vehicles, the purchase of life insurance policies on the lives of directors, and the Company would own and be the beneficiary of the policies. Directors derive no personal financial or tax benefit from the Plan because the charitable, tax deductible donations and insurance proceeds, if any, accrue solely to the benefit of the Company. Employee directors may elect to participate in the Plan provided they bear their allocable cost.

OFFICE OF THE CHAIRMAN. The Office of the Chairman has responsibility for the strategic direction and operations of all the businesses of the Company, including corporate financial performance, environmental leadership and safety, and development of global talent. All five members are employees and three are directors. Its members include the Chairman, the Vice Chairmen, the Senior Vice President--DuPont Finance and the Senior Vice President--DuPont Human Resources. The Office of the Chairman works in close coordination with the executive officers of the Company who constitute the Operating Group. Together, the Office of the Chairman and the Operating Group have broad corporate responsibility for such areas as research and development, marketing, manufacturing, global effectiveness and valuing people.

STRATEGIC DIRECTION COMMITTEE. The Strategic Direction Committee, which consists of nine directors, is responsible for reviewing the strategic direction of the Company's major business segments. The Committee approves targets for Company debt and capitalization and also makes recommendations to the Board on the payment of dividends. The Strategic Direction Committee also has responsibility for recommending to the Board nominees for election as directors at the annual meeting or between annual meetings. During 1993, the Strategic Direction Committee held four meetings.

ENVIRONMENTAL POLICY COMMITTEE. The Environmental Policy Committee is responsible for reviewing the Company's environmental policies and practices. The Committee also provides support for the Company's leadership role in corporate environmentalism. The Environmental Policy Committee, which consists of eight directors, held four meetings in 1993.

AUDIT COMMITTEE. The Audit Committee, which consists of six directors, employs independent accountants, subject to stockholder ratification, to audit the Company's financial statements and to perform other assigned duties. The Committee also requests the Company's subsidiaries to engage independent accountants, as the Committee deems appropriate, to audit their respective financial statements. Further, the Committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of the Company's internal accounting controls. No member of the Audit Committee may be an officer or employee of the Company or any subsidiary or affiliated company. During 1993, the Audit Committee held four meetings.

COMPENSATION AND BENEFITS COMMITTEE. The Compensation and Benefits Committee, which consists of five directors, is responsible for establishing an executive compensation policy consistent with corporate objectives and stockholder interests. The Committee has responsibility for recommending to the Board levels of compensation, including salaries as well as variable compensation and stock options, for the Chairman and the Vice Chairmen. The Compensation and Benefits Committee also administers grants under the Company's compensation plans and approves the investment and funding policies of the DuPont Pension Trust Fund. During 1993, the Compensation and Benefits Committee held six meetings.

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The membership of the Compensation and Benefits Committee includes J. L. Weinberg,
E. M. Bronfman, R. E. Heckert, H. W. Johnson and H. R. Sharp, III. R. E. Heckert is a former Chairman of the Board and Chief Executive Officer of the Company and also serves as a director and chairman of the compensation committee of The Seagram Company Ltd. E. S. Woolard, Jr., also serves as a Seagram director and E. M. Bronfman is Seagram's Chairman of the Board and Chief Executive Officer. The relationship between DuPont and Seagram is more fully described at Note A on page 8 of this Proxy Statement.

                            1--ELECTION OF DIRECTORS

  The 16 nominees for election as directors are identified on pages 4 through
7. All nominees are now members of the Board of Directors. Elwood P. Blanchard, Jr., Richard E. Heckert, Howard W. Johnson and E. Leo Kolber will retire from the Board effective April 27, 1994. The Board knows of no reason why any nominee would be unable to serve as a director. If any nominee should for any reason become unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may designate following recommendation by the Strategic Direction Committee, or the Board may reduce the number of directors to eliminate the vacancy.

  The following material contains information concerning the nominees, including their recent employments, positions with the Company, other directorships, and age as of the date of the 1994 Annual Meeting.

(PHOTO)          PERCY N. BARNEVIK

                 Director since 1991                          Member, Strategic
                 Age 53                                     Direction Committee

                 Mr. Barnevik is President and Chief Executive Officer of ABB Asea Brown Boveri Ltd., headquartered in Zurich, Switzerland, a company serving electric power generation, transmission and distribution customers as well as industrial, environmental control and mass transit markets. He is a director of In-vestor AB and non-executive chairman of the boards of Sandvik AB and Skanska AB.

(PHOTO)          ANDREW F. BRIMMER

                 Director since 1974                  Chairman, Audit Committee
                 Age 67

                 Dr. Brimmer is President and a director of Brimmer & Company, Inc., a Washington, D.C.-based economic and financial con-sulting firm. He was a visiting professor at the Harvard Business School and a member of the Board of Governors of the Federal Reserve System. He is a director of BankAmerica Cor-poration, BellSouth Corporation, BlackRock Investment Income Trust, Connecticut Mutual Life Insurance Company, Gannett Company, Inc., Navistar International Corporation, PHH Corpo-ration and UAL Corporation. He serves as chairman of the Board of Trustees of Tuskegee University and as a trustee of The College Retirement Equities Fund. He is a member of the Council on Foreign Relations.

(PHOTO)          CHARLES R. BRONFMAN, P.C., C.C.

                 Director since 1981            Member, Strategic Direction and
                 Age 62                         Environmental Policy Committees

                 Mr. Bronfman is Co-Chairman of the Board and Chairman of the Executive Committee of The Seagram Company Ltd., the princi-pal business of which is the production and marketing of dis-tilled spirits, wines, coolers, fruit juices and mixers. He is also a director of Power Corporation of Canada, chairman of the CRB Foundation, a major Canadian charitable founda-tion, and chairman and director of Claridge Israel. Mr. Bronfman serves on the boards of a wide range of civic and philanthropic enterprises, both in Canada and international-ly, in addition to being honorary president of the United Is-rael Appeal of Canada and a director of the Canadian Council of Christians and Jews. (See Notes A and B)

(PHOTO)          EDGAR M. BRONFMAN

                 Director since 1981            Member, Strategic Direction and
                 Age 64                    Compensation and Benefits Committees

                 Mr. Bronfman is Chairman of the Board and Chief Executive Of-ficer of The Seagram Company Ltd., the principal business of which is the production and marketing of distilled spirits, wines, coolers, fruit juices and mixers. He is president of the World Jewish Congress, a director of the American Commit-tee of the Weizmann Institute of Science and a member of the International Advisory Board of the School of International and Public Affairs of Columbia University. (See Notes A and
                 B)

(PHOTO)          EDGAR BRONFMAN, JR.

                 Director since 1991                      Member, Environmental
                 Age 38                             Policy and Audit Committees

                 Mr. Bronfman is President and Chief Operating Officer of The Seagram Company Ltd., the principal business of which is the production and marketing of distilled spirits, wines, cool-ers, fruit juices and mixers. He is a former executive vice president, U.S. Operations, of The Seagram Company Ltd. and a former president of The House of Seagram. Mr. Bronfman is also a director of The Seagram Company Ltd. He is a member of the boards of the New York Public Library, New York Univer-sity Medical Center, the Teamwork Foundation, WNET/Thirteen and serves on the Board of Governors of The Joseph H. Lauder Institute of Management & International Studies at the Uni-versity of Pennsylvania. (See Notes A and B)

(PHOTO)          LOUISA C. DUEMLING

                 Director since 1982                      Member, Environmental
                 Age 58                                        Policy Committee

                 Mrs. Duemling is a trustee of the Nature Conservancy, Winter-thur Museum and Gardens and the Chesapeake Bay Foundation.

(PHOTO)          EDWARD B. DU PONT

                 Director since 1978                    Member, Audit Committee
                 Age 60

                 Mr. du Pont is a former chairman of Atlantic Aviation Corpo-ration, the principal business of which is the charter, com-pletion, storage, operation and maintenance of aircraft. He is a former vice president of Wilmington Trust Company. He serves as a director of Atlantic Aviation Corporation and Wilmington Trust Company, treasurer and a director of the Medical Center of Delaware, president and a trustee of Eleutherian Mills--Hagley Foundation, and vice president and a trustee of Longwood Foundation, Inc.

(PHOTO)          CHARLES M. HARPER

                 Director since 1992                          Member, Strategic
                 Age 66                                     Direction Committee

                 Mr. Harper is Chairman and Chief Executive Officer of RJR Na-bisco Holdings, Corp., a food and tobacco company. He is a director and former chairman and chief executive officer of ConAgra, Inc., and a director of Norwest Corporation, Peter Kiewit Sons', Inc., and Valmont Industries Inc.

(PHOTO)          JOHN A. KROL

                 Director since 1992            Member, Strategic Direction and
                 Age 57                         Environmental Policy Committees

                 A Vice Chairman of the Board, Mr. Krol is a former senior vice president of DuPont Fibers and senior vice president of DuPont Agricultural Products. He is a director of the Na-tional Association of Manufacturers and Elwyn Institute for the Handicapped. Mr. Krol is also a trustee of Eleutherian Mills--Hagley Foundation, Tufts University and the United States Council for International Business.

(PHOTO)          MARGARET P. MACKIMM

                 Director since 1979                    Member, Audit Committee
                 Age 60

                 Mrs. MacKimm is a former senior vice president--Communica-tions of Kraft General Foods, Inc., the principal business of which is food processing, and a former vice president of Pub-lic Affairs of Dart & Kraft, Inc. She is a director of Chi-cago Title and Trust Company, Woolworth Corporation and the World Press Institute. She is a member of the Executive Com-mittee of the Chicago Community Trust and a director of the North Shore Senior Center of Chicago.

(PHOTO)          CONSTANTINE S. NICANDROS

                 Director since 1983                          Member, Strategic
                 Age 60                                     Direction Committee

                 A Vice Chairman of the Board, Mr. Nicandros is also President and Chief Executive Officer of Conoco. He is a former presi-dent--Petroleum Operations of Conoco. Mr. Nicandros is a di-rector of the American Petroleum Institute, Cooper Industries and Texas Commerce Bancshares, Inc., and a member of the Na-tional Petroleum Council. Mr. Nicandros is a trustee of the Baylor College of Medicine, the Houston Ballet Foundation and the Museum of Fine Arts--Houston. He serves on the Advisory Board for the Texas Center for Superconductivity at the Uni-versity of Houston. He is chairman and a director of the Houston Grand Opera and is also a director of the Houston Symphony Society, the Greater Houston Partnership and the Texas Research League.

(PHOTO)          WILLIAM K. REILLY

                 Director since 1993                      Member, Environmental
                 Age 54                                        Policy Committee

                 Mr. Reilly is Payne Visiting Professor at Stanford Universi-ty. He is a former administrator of the United States Envi-ronmental Protection Agency and a former president of World Wildlife Fund and The Conservation Foundation. Mr. Reilly is Chairman of Clean Sites, Inc., and a director of Evergreen Inc., The National Geographic Society and World Wildlife Fund. He also serves on the board of the Inter-American Foun-dation, the American Farmland Trust and the German Marshall Fund of the United States.

(PHOTO)          H. RODNEY SHARP, III

                 Director since 1981             Member, Audit and Compensation
                 Age 58                                 and Benefits Committees

                 Mr. Sharp served as manager of Computer Systems of DuPont In-formation Systems. He is president of the Board of Trustees of Longwood Foundation, Inc., and serves as a trustee of St. Augustine's College (Raleigh, North Carolina) and the Univer-sity of Delaware Research Foundation. Mr. Sharp is also a di-rector of the Medical Center of Delaware Foundation, Commu-nity Housing, Inc., Planned Parenthood of Delaware, Grand Opera House, Inc. and the YMCA of Delaware.

(PHOTO)          CHARLES M. VEST

                 Director since 1993                      Member, Environmental
                 Age 52                                        Policy Committee

                 Mr. Vest is President of the Corporation of the Massachusetts Institute of Technology. He is a former provost and vice president of Academic Affairs and dean of Engineering of the University of Michigan. Mr. Vest is a member of the Corpora-tion of the Woods Hole Oceanographic Institution and a trustee of the Environmental Research Institute of Michigan, the Boston Museum of Science and Wellesley College.

(PHOTO)          JOHN L. WEINBERG

                 Director since 1986                     Chairman, Compensation
                 Age 69                                  and Benefits Committee

                 Mr. Weinberg is Senior Chairman of Goldman, Sachs & Co., an investment banking firm. He is a former senior partner and chairman of the Management Committee and a former general partner of that firm. He is a director of The B. F. Goodrich Co., Capital Holding Corporation, Champion International Cor-poration, Knight-Ridder, Inc., and The Seagram Company Ltd. Mr. Weinberg is also Governor and member of the Executive Committee of the New York Hospital--Cornell Medical Center and a member of the Council on Foreign Relations. Mr. Wein-berg is a Charter Trustee of Princeton University and a mem-ber of The Business Council. (See Note A)

(PHOTO)          EDGAR S. WOOLARD, JR.

                 Director since 1983                        Chairman, Strategic
                 Age 60                                     Direction Committee

                 Chairman of the Board and Chief Executive Officer since 1989, Mr. Woolard is a former president and chief operating offi-cer, vice chairman, executive vice president and vice presi-dent of the Textile Fibers Department. He is a director of Citicorp, International Business Machines Corporation and The Seagram Company Ltd. He is also a director of the National Council on Economic Education and a trustee of North Carolina State University, Protestant Episcopal Theological Seminary and the Winterthur Museum and Gardens. (See Note A)

- --------

(A) In 1986, DuPont and The Seagram Company Ltd. entered into an extension and amendment of their 1981 agreement relating to the future relationship between DuPont and Seagram. The amended agreement extends Seagram's obligation not to exceed a 25 percent holding of DuPont voting securities and the DuPont right of first refusal in the event Seagram offers such DuPont securities for sale. The amended agreement continues indefinitely but can be terminated by either party on or after April 2, 1999 upon two years' prior written notice. Furthermore, Seagram may terminate the amended agreement should DuPont issue stock that would reduce Seagram's percentage ownership without its consent.

  Pursuant to this agreement, Edgar S. Woolard, Jr., and Richard E. Heckert are members of the Seagram Board of Directors; Charles R. Bronfman, Edgar M. Bronfman, Edgar Bronfman, Jr., E. Leo Kolber and John L. Weinberg are members of the DuPont Board of Directors; and Charles R. Bronfman and Edgar M. Bronfman serve as members of the DuPont Strategic Direction Committee. Seagram's representation on the DuPont Board and Strategic Direction Committee is proportionate to its stock ownership. If Seagram's holdings in DuPont should decrease to 20 percent, 15 percent or 10 percent, its representation on the Board and Strategic Direction Committee will be reduced accordingly. DuPont will continue to have the right to nominate two members of the Seagram Board of Directors.

  The amended agreement also provides, among other things, that during its term
(i) Seagram's obligation not to exceed 25 percent of the combined voting power of all voting securities of DuPont does not apply if any person should acquire or make an offer for DuPont voting securities carrying more than 20 percent of such combined voting power, (ii) Seagram will vote its DuPont voting securities for nominees to the DuPont Board of Directors and, unless DuPont otherwise consents in writing, will vote in the same proportion as the votes cast by other stockholders on other routine corporate matters, but will be free to vote its DuPont shares as it sees fit on certain significant transactions, (iii) Seagram's right to solicit proxies or participate in solicitation in opposition to the recommendations of the majority of the directors of DuPont will be subject to certain limitations, (iv) the DuPont right of first refusal should Seagram wish to dispose of its DuPont holdings will be subject to exceptions to permit public distributions, pledges, sales to any person or group who would not thereafter own more than one percent of the combined voting power of DuPont voting securities, and certain other transfers and (v) DuPont will provide to Seagram such information as may be necessary to enable Seagram to account for its investment in DuPont on the equity method and to comply with other reporting and disclosure obligations.

  The agreement is subject to termination by either party upon a default by the other or the failure by the other to elect the specified designees to the positions stated, or if Seagram owns voting securities of DuPont equivalent to less than 10 percent or, except under certain circumstances, more than 25 percent of the combined voting power of DuPont voting securities at the time outstanding. Upon termination of the agreement, all covenants of the parties expire.

(B) C. R. Bronfman and E. M. Bronfman are brothers; E. M. Bronfman is the father of E. Bronfman, Jr.

                       BENEFICIAL OWNERSHIP OF SECURITIES

PRINCIPAL STOCKHOLDERS. As of December 31, 1993, The Seagram Company Ltd., Montreal, Quebec, beneficially owned an aggregate of 164,222,031 shares of DuPont Common Stock, or 24.2% of such shares outstanding at the time. These shares are shown in the following table as being indirectly beneficially owned, as defined by Securities and Exchange Commission rules, by C. R. Bronfman, E.
M. Bronfman and E. Bronfman, Jr., and will be voted in accordance with the terms of the agreement described above in Note A. As of the same date, Wilmington Trust Company, Wilmington, Delaware, beneficially owned an aggregate of 41,544,752 shares of the Company's Common Stock, or 6.1% of such shares outstanding at the time. The shares held by Wilmington Trust are held of record for trust, estate, custody or agency accounts.

DIRECTORS AND EXECUTIVE OFFICERS. Following is information concerning beneficial ownership of shares in DuPont for each director and nominee, executive officers named in the Summary Compensation Table on page 12 and for all directors and executive officers as a group as of December 31, 1993. Also included are shares of DuPont Common Stock awarded in 1994 under the Variable Compensation Plan. Under rules of the Securities and Exchange Commission, "beneficial ownership" is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual's benefit.

                                  AMOUNT AND NATURE OF
                                  BENEFICIAL OWNERSHIP
                            ---------------------------------
                                   (NUMBER OF SHARES)
                                       VOTING OR
                                      INVESTMENT    RIGHT TO  PERCENT OF
                            DIRECT(1)  POWER(2)    ACQUIRE(3)  CLASS(4)
                            --------- -----------  ---------- ----------
DUPONT COMMON
 P. N. Barnevik...........        --          --         --        --
 E. P. Blanchard,
  Jr.(/5/)................     28,424   2,561,277*   177,977       --
 A. F. Brimmer............      5,818         162        --        --
 C. R. Bronfman...........        --  164,222,031*       --      24.2%
 E. M. Bronfman...........        --  164,222,031*       --      24.2%
 E. Bronfman, Jr. ........        --  164,222,031*       --      24.2%
 L. C. Duemling...........    155,778   1,087,712*       --        --
 A. W. Dunham.............     51,374         --     188,994       --
 E. B. du Pont............    719,791   4,085,272*       --       0.7%
 C. M. Harper.............      5,766         --         --        --
 R. E. Heckert............    240,046   2,580,102*       --        --
 H. W. Johnson............     26,559         --         --        --
 E. L. Kolber.............      1,500         --         --        --
 J. A. Krol...............     20,282      71,101*   184,900       --
 M. P. MacKimm............      2,000         --         --        --
 C. S. Nicandros..........     61,822         --     228,879       --
 W. K. Reilly.............        508         --         --        --
 H. R. Sharp, III.........    100,135   3,288,341*       --       0.5%
 W. E. Tatum..............      7,088       4,756     88,400       --
 C. M. Vest...............        223         --         --        --
 J. L. Weinberg...........      9,152         --         --        --
 E. S. Woolard, Jr........    128,231     341,896*   621,511       --
 Directors and Executive
  Officers as a
  Group(/5/)..............  1,749,613 172,623,171  2,597,797     26.0%

- --------
(1) Reported in this column are shares held individually or jointly with others, or in the name of a bank, broker or nominee for the individual's account. Also included in this column are shares to be delivered at a future date under the Variable Compensation Plan and the Deferred Compensation Plan for Directors.

(2) Reported in this column are other shares with respect to which directors and executive officers have or share voting or investment power, including shares directly owned by certain relatives with whom they are presumed to share voting and/or investment power.

(3) Reported in this column are shares which directors and executive officers have a right to acquire through the exercise of stock options granted under the DuPont Stock Performance Plan.

(4) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 0.5% of the outstanding shares of the class.

(5) E. P. Blanchard, Jr., owns directly 100 shares of Du Pont Canada Inc.
    Common Stock. Directors and executive officers as a group own directly 1,100 shares of Du Pont Canada Inc. Common Stock.

 * Because they may be deemed to share, directly or indirectly, voting and/or investment power, C. R. Bronfman, E. M. Bronfman and E. Bronfman, Jr., are each listed as beneficial owners of the same 164,222,031 shares of DuPont Common Stock; E. B. du Pont and H. R. Sharp, III are each listed as beneficial owners of the same 2,660,151 shares; E. P. Blanchard, Jr., and
    R. E. Heckert are each listed as beneficial owners of the same 2,560,977 shares; E. B. du Pont and J. A. Krol are each listed as beneficial owners of the same 71,101 shares; and L. C. Duemling and E. S. Woolard, Jr., are each listed as beneficial owners of the same 327,650 shares. These shares of DuPont Common Stock are reported only once in the total for directors and executive officers as a group.

COMPLIANCE WITH THE SECURITIES EXCHANGE ACT. The Company's directors and executive officers are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of DuPont Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. In 1993, one report filed on a timely basis was amended promptly to include another transaction by H. C. Sager, who had retired as an executive officer in 1992.

      COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation and Benefits Committee of the Board of Directors (the "Committee") is responsible for establishing policies and programs which govern compensation for executive officers and other employees who participate in the Company's Variable Compensation Plan and Stock Performance Plan. The Committee makes specific individual recommendations to the Board of Directors for employee directors (Chairman and Vice Chairmen).

  The Company's executive compensation policy is to provide appropriate total annual compensation when compared with positions of equivalent responsibility within a self-constructed group of peer companies, taking into consideration relative corporate financial performance. Total annual compensation consists of salary and variable compensation. The Committee annually evaluates the Company's corporate performance and annual compensation against the peer group, which are the same companies included in the peer group index used in the stock performance graph shown on page 14. The policy also provides for competitive long-term compensation opportunity when compared with other major industrial companies, including many of those shown in the peer group index.

  Compensation for executive officers consists of three components: salary, variable compensation and stock options.

SALARY

  Consistent with the Company's policy, salaries are generally maintained near the average of the peer group. Each year the salary structure is adjusted to maintain a competitive position. Salary increases for executive officers are determined through the administration process used for all salaried employees. Specific increases reflect individual performance.

VARIABLE COMPENSATION

  In 1993 the Committee recommended and the Board of Directors approved that the Incentive Compensation Plan be renamed the Variable Compensation Plan to more accurately reflect its purpose. The Plan provides approximately 10,000 employees, including executive officers, with total annual compensation that varies up or down based on the performance of the Company, the performance of their business unit and their own contribution. Typically, 25% of variable compensation is paid in DuPont Common Stock.

  As approved by shareholders, the Plan limits the annual funding to 20% of consolidated net income after deducting 6% of net capital employed. Each year the Committee reviews operating results and may take into account significant items of income or loss in determining the Plan limit. This ensures that the amount available for variable compensation will fluctuate in relation to the Company's operating results. In the past ten years, the Committee has approved payments on average of only about 65% of the amount provided by the Plan limit.

  In determining the amount of payments, the Committee currently uses a formula with equally weighted components of earnings per share (EPS) versus the prior year and return on equity (ROE) versus a goal of 16% and, further, an assessment of cash flow management for the current year. The formula may also be adjusted based on an assessment of corporate financial performance compared with the peer group of companies and performance in such areas as valuing and developing people, safety, the environment and continuous improvement.

  For 1993, the Committee approved average payments at 100% of payments for 1992 and about 95% of the Plan limit. In arriving at the level of payout for 1993, the Committee considered that earnings (excluding restructuring and other nonrecurring items) had improved by 25% over 1992 on the same basis. Corporate return on equity was still below the 16% goal, but cash flow management significantly exceeded expected performance.

STOCK OPTIONS

  Stock options are intended to provide long-term incentive for employees responsible for the future success of the Company. About 800 employees, including executive officers, key leaders in all regions and significant participation by middle management, received grants in 1993.

  The Committee has established stock option targets for each participating level of responsibility within the Company based on a survey conducted by Frederic W. Cook & Co., Inc., of about 35 large industrial companies. The consulting firm's survey included eight of the peer group companies used for the total annual compensation and stock performance graph comparisons described above, as well as other publicly traded companies with multibillion dollar revenues. This broader group of companies, rather than the peer group, is used for determining long-term compensation because of the greater variability in value of long-term compensation plans. Targets for DuPont are based on the median of this group.

  Stock options are typically granted annually. Individual grants may range from one-half to one-and-one-half of the target for each level of responsibility to reflect individual performance and potential. Current stockholdings do not influence the Committee's decision. In addition to annual grants, special stock option grants are made to employees to recognize advancement to key senior management positions and to recognize significant achievements. All grants are at market price on the date of grant and after they become exercisable have value only if the price of DuPont Common Stock has increased to a value greater than at the grant date. As further incentive for stock performance, for options granted in March 1994, the price of DuPont Common Stock must be at least 120% of the price on the date of grant in order for the options to be exercisable. This insures that a significant gain for shareholders is achieved before compensation is realized.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

  In 1990 the Committee changed the practice of tracking other large companies to determine the Chief Executive Officer's compensation to address concerns over the upward spiraling of executive compensation and the widening divergence in CEO compensation compared to the average employee. To accomplish this, the position of Senior Vice President was used as the benchmark tie to the comparison companies rather than the CEO. Total annual compensation for the CEO is currently targeted at about twice that of Senior Vice Presidents. Targeting the CEO's compensation using an internal benchmark rather than tracking CEO annual compensation of other companies has resulted in compensation for the CEO about 15% lower than if past practice had continued.

  For 1993 Mr. Woolard's salary and variable compensation were the same as for 1992. In determining his variable compensation, the Committee applied the same formula--performance factors, goals, and weighting--on a basis consistent with the determination of variable compensation granted to other employees for 1993, as described above under Variable Compensation. His variable compensation for 1993 and his stock option grant in 1993 were both at 100% of target for his level of responsibility. In addition to reflecting the Company's financial and operating results, in evaluating Mr. Woolard's performance the Committee noted his leadership in transforming the Company into an effective global competitor through restructurings, cost reductions and productivity improvements.

                                   * * * * *

  Recent changes in the federal tax laws impose new requirements in order for compensation payable to the CEO and certain executive officers to be fully deductible. The Company intends to take appropriate actions to preserve its income tax deduction. For example, as described on page 16, the Company proposes to reinstitute a limit on stock options that an employee can receive. The Company is also reviewing the tax rules to determine if any changes should be considered in administering variable compensation, which is already based on a formula related to the Company's performance.

  The Compensation and Benefits Committee believes the executive compensation programs and practices described above are competitive and somewhat conservative. They are designed to provide increased compensation with improved financial results and provide additional opportunity for capital accumulation, but only if shareholder value is increased.

                                        COMPENSATION AND BENEFITS COMMITTEE

                                          John L. Weinberg, Chairman
                                          Edgar M. Bronfman
                                          Richard E. Heckert
                                          Howard W. Johnson
                                          H. Rodney Sharp, III

COMPENSATION AND STOCK OPTION INFORMATION

  The following table shows information about the compensation of the Company's five highest paid executive officers. Two additional tables provide detailed information about these employees' stock options.

                           SUMMARY COMPENSATION TABLE

                                                      LONG-TERM
                              ANNUAL COMPENSATION   COMPENSATION
                             --------------------- ---------------
       NAME AND                         VARIABLE       SHARES      ALL OTHER
      PRINCIPAL                       COMPENSATION   UNDERLYING    COMPENSA-
       POSITION         YEAR  SALARY   (BONUS)(1)  OPTIONS GRANTED  TION(2)
      ---------         ---- -------- ------------ --------------- ---------
E. S. Woolard, Jr.      1993 $792,000   $450,000       75,800       $ 7,005
 Chairman of the Board  1992  792,000    450,000       90,400         6,848
 and CEO                1991  756,000    600,000       82,300         6,601
C. S. Nicandros         1993  618,000    360,000       43,800        14,150
 Vice Chairman          1992  588,000    310,000       44,700        13,732
                        1991  528,600    374,000       87,700        13,333
J. A. Krol              1993  528,000    300,000       36,600         7,005
 Vice Chairman          1992  456,600    271,000       60,900         6,848
                        1991  336,400    239,000       28,000         6,601
A. W. Dunham            1993  416,800    270,000       26,400        14,150
 Senior Vice President  1992  391,000    170,000       38,500         8,028
                        1991  350,400    222,000       28,500         6,601
W. E. Tatum             1993  393,600    205,000       24,500         7,005
 Senior Vice President  1992  361,500    187,000       21,200         6,848
                        1991  337,800    218,000       23,700         6,601

- --------
(1) On average, about 25% of variable compensation is paid in DuPont Common
    Stock.

(2) Matching contributions made pursuant to the Company's savings and thrift plans.

       AGGREGATED 1993 OPTION EXERCISES/YEAR-END 1993 OPTION VALUES TABLE

                                                    SHARES UNDERLYING       VALUE OF UNEXERCISED
                                 OPTION            UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                           EXERCISES IN 1993      HELD AT DEC. 31, 1993   HELD AT DEC. 31, 1993(2)
                         ---------------------- ------------------------- -------------------------
                           SHARES
                         UNDERLYING    VALUE
NAME                      OPTIONS   REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                     ---------- ----------- ----------- ------------- ----------- -------------
E. S. Woolard, Jr. .....   40,644   $1,435,241    545,711      75,800     $6,836,698       $170,550
C. S. Nicandros.........        0            0    185,079      43,800      1,298,638         98,550
J. A. Krol..............        0            0    148,300      36,600      1,157,673         82,350
A. W. Dunham............   29,321      948,851    162,594      26,400      1,890,912         59,400
W. E. Tatum.............        0            0     63,900      24,500        461,100         55,125

- --------
(1) Represents the pre-tax gain, which is the difference between the market value of the shares on the date of exercise of the options and the exercise price.

(2) Represents the closing price for DuPont Common Stock on December 31, 1993 of $48.25 less the exercise price for all outstanding exercisable and unexercisable options for which the exercise price is less than such closing price. Exercisable options have been held at least one year from the date of grant. Unexercisable options have been held for less than one year.

                              OPTION GRANTS TABLE

                                                                   POTENTIAL REALIZABLE VALUE AT
                                                                      ASSUMED ANNUAL RATES OF
                                                                     STOCK PRICE APPRECIATION
                            INDIVIDUAL OPTION GRANTS IN 1993            FOR OPTION TERM(3)
                         --------------------------------------- ---------------------------------
                         NUMBER OF  PERCENT
                           SHARES   OF TOTAL
                         UNDERLYING OPTIONS             EXPIRA-
                          OPTIONS   GRANTED  EXERCISE    TION      0%       5%           10%
NAME                     GRANTED(1) IN 1993  PRICE(2)    DATE    $46.00   $75.00       $119.25
- ----                     ---------- -------- --------- --------- ------ ---------- ---------------
E. S. Woolard, Jr.......   75,800    3.51%    $46.00   1/26/2003      0 $2,198,200      $5,552,350
C. S. Nicandros.........   43,800    2.03%     46.00   1/26/2003      0  1,270,200       3,208,350
J. A. Krol..............   36,600    1.69%     46.00   1/26/2003      0  1,061,400       2,680,950
A. W. Dunham............   26,400    1.22%     46.00   1/26/2003      0    765,600       1,933,800
W. E. Tatum.............   24,500    1.13%     46.00   1/26/2003      0    710,500       1,794,625

- --------

All Shareholders'
   Gains................ increase in market value of DuPont
                          Common Stock at assumed rates of stock
                          price appreciation(4) ................   $19,578,848,619 $49,453,471,081
All Optionees'
   Gains................ as a percent of all shareholders'
                          gains(5)..............................             0.32%           0.32%

- --------

(1) Stock options are exercisable twelve months from the date of grant and have a term of ten years. All of these options were granted on January 27, 1993.

(2) The exercise price is the average of the high and low prices of the DuPont Common Stock as reported on the NYSE-Composite Transactions Tape on the date of grant.

(3) Represents total potential appreciation of about 0%, 63% and 159% for assumed annual rates of appreciation of 0%, 5% and 10%, respectively, compounded annually for the ten-year option term.

(4) Calculated from the $46.00 exercise price applicable to most options granted in 1993 based on the 675,132,711 shares outstanding on the January 27, 1993 grant date.

(5) Represents potential realizable value for all options granted in 1993 as compared to the increase in market value of DuPont Common Stock at assumed rates of stock price appreciation. Potential realizable value for all options granted in 1993 is calculated from the $46.00 exercise price applicable to most options granted in 1993.

STOCK PERFORMANCE INFORMATION

  The following graph presents the cumulative, five-year total return for DuPont Common Stock compared with the S&P 500 Stock Index and a peer group of companies. DuPont has used this peer group for several years to compare compensation for senior management, and eight of the twelve companies are direct competitors. The peer group companies are: AlliedSignal, Amoco, Dow Chemical, Eastman Kodak, Exxon, Ford Motor, General Electric, International Business Machines, Minnesota Mining and Manufacturing, Monsanto, Union Carbide and Xerox.

  The graph assumes that the value of the investment in DuPont Common Stock, the S&P 500 Stock Index and the peer group of companies each was $100 on December 31, 1988 and that all dividends were reinvested. The peer group is weighted by market capitalization.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 AMONG DUPONT, S&P 500 INDEX AND PEER GROUP

                            [GRAPH APPEARS HERE]

                1988      1989       1990       1991       1992       1993
DuPont         100.0     $145.0     $135.6     $178.7     $187.1     $198.6
S&P 500        100.0     $131.6     $127.5     $166.2     $178.8     $196.7
Peer Group     100.0     $113.0     $113.0     $129.6     $133.4     $160.3

RETIREMENT BENEFITS

  Retirement benefits for DuPont employees under the DuPont Pension and Retirement Plan are based on an employee's years of service and average monthly pay during the employee's three highest-paid years. "Average monthly pay" for this purpose includes regular compensation and 50% of annual variable compensation payments, but excludes other bonuses and compensation in excess of limits imposed by the Internal Revenue Code.

  The Internal Revenue Code limits the amount of annual benefits which may be payable from the pension trust. Retirement benefits provided under the pension plan in excess of these limitations are paid from the Company's general revenues under a separate, nonfunded Pension Restoration Plan. A second nonfunded plan called the Supplemental Retirement Income Plan, primarily affecting higher levels of management, includes all variable compensation in the determination of retirement benefits. Benefits, if any, under the Supplemental Retirement Income Plan may not cause aggregate retirement income to exceed 50% of average annual total compensation.

                                                  ESTIMATED ANNUAL RETIREMENT
       SALARY AND                                BENEFITS BASED ON SERVICE OF:
        VARIABLE                                 ------------------------------
      COMPENSATION                               25  YEARS  35 YEARS  45 YEARS
      ------------                               ---------- --------- ---------
        $  500,000..............................  $153,000   $218,000  $273,000
           750,000..............................   231,000    327,000   404,000
         1,000,000..............................   309,000    436,000   544,000
         1,250,000..............................   388,000    547,000   684,000
         1,500,000..............................   467,000    658,000   822,000
         1,750,000..............................   546,000    768,000   960,000

  The above table illustrates the straight life annuity amounts payable under the DuPont Pension and Retirement Plan, Pension Restoration Plan and Supplemental Retirement Income Plan to DuPont employees retiring at age 65 in 1994. As of normal retirement age (65), the years of service credited for retirement benefits for DuPont employees named in the Summary Compensation Table on page 12 would be as follows: 41 years for E. S. Woolard, Jr., 38 years for J. A. Krol and 39 years for W. E. Tatum.

  The DuPont Pension and Retirement Plan as it applies to Conoco employees and the Retirement Restoration Benefit Plan of Conoco are similar to the DuPont Pension and Retirement Plan and the Pension Restoration Plan described above for DuPont employees.

                                                          ESTIMATED ANNUAL
                                                        RETIREMENT BENEFITS
        SALARY AND                                      BASED ON SERVICE OF:
         VARIABLE                                    --------------------------
       COMPENSATION                                  25 YEARS 35 YEARS 45 YEARS
       ------------                                  -------- -------- --------
         $  500,000................................. $160,000 $225,000 $291,000
            750,000.................................  238,000  333,000  431,000
          1,000,000.................................  321,000  450,000  580,000
          1,250,000.................................  404,000  566,000  730,000

  The above table illustrates the straight life annuity amounts payable to employees of Conoco retiring at age 65 in 1994, including payments under the Retirement Restoration Benefit Plan. As of normal retirement age (65), A. W. Dunham and C. S. Nicandros would have 37 and 38 years of credited service, respectively.

                   2--RATIFICATION OF INDEPENDENT ACCOUNTANTS

  Article III, Section 5, of the Bylaws provides that it shall be the duty of the Audit Committee to employ, subject to stockholder ratification at each annual meeting, independent accountants to audit the books of account, accounting procedures and financial statements of the Company for the year and to perform such other duties as prescribed from time to time by the Audit Committee. On April 28, 1993, the stockholders ratified the appointment by the Audit Committee of Price Waterhouse to perform the functions assigned to it in accordance with the Bylaws.

  Price Waterhouse has served as independent accountants of the Company continuously since 1954. It is believed that its knowledge of the Company's business gained through this period of service is most valuable. Partners and employees of the firm who work on the Company's account are periodically changed, thus giving the Company the benefit of new thinking and approaches in the audit area.

  During 1993, Price Waterhouse audited the Company's annual consolidated financial statements and those of a significant majority of its subsidiaries, reviewed financial information in filings with the Securities and Exchange Commission and other regulatory agencies, audited employee benefit plans and provided various other services. Worldwide fees for all services provided by Price Waterhouse totaled $13.2 million for the year, of which $5.8 million was for the annual audit of the Company's consolidated financial statements and those of its subsidiaries.

  Subject to ratification by the holders of DuPont Common Stock, the Audit Committee has reemployed Price Waterhouse as independent accountants to perform an examination of the Company's consolidated financial statements for the year 1994 and to render other services as required of them.

  Representatives of Price Waterhouse are expected to be present at the meeting and will have an opportunity to address the meeting and respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE FOLLOWING
RESOLUTION:

  RESOLVED, That the action of the Audit Committee in employing Price Waterhouse as independent accountants for the year 1994 to perform the functions assigned to them in accordance with Article III, Section 5, of the Bylaws of E. I. du Pont de Nemours and Company hereby is ratified.

         3--MANAGEMENT PROPOSAL ON AMENDMENT OF STOCK PERFORMANCE PLAN

  The DuPont Stock Performance Plan (formerly the Stock Option Plan) was last approved by the stockholders at the 1989 Annual Meeting and has not been amended significantly since then. The Board of Directors has adopted several amendments to the Plan subject to stockholder approval. These amendments, summarized below following a brief description of key provisions of the Plan, are incorporated in the Stock Performance Plan set forth at Exhibit A.

THE PLAN

  Grants under the DuPont Stock Performance Plan may be made to employees of DuPont and entities in which DuPont has at least a 50% interest. The Plan is administered by the Compensation and Benefits Committee of the Board of Directors, whose members are ineligible for grants while serving on this Committee. Grants may be in the form of incentive or other qualified stock options which meet requirements under the Internal Revenue Code for favorable tax treatment, nonqualified stock options, or a combination of qualified and nonqualified stock options. Stock appreciation rights may be granted solely in tandem with stock options but have not been granted since 1991. There is no present intent to grant stock appreciation rights.

  The Compensation and Benefits Committee, or the Board of Directors if the grant is made to an employee director, determines the number of shares covered by stock options. All options are granted at market price at the time of the grant and have a maximum term of ten years. An optionee electing to exercise a stock option must at the time of exercise pay the full exercise price of the shares of DuPont Common Stock being purchased. Payment of the exercise price shall be made in cash or DuPont Common Stock valued at fair market value on the date of exercise.

  Under terms and conditions established by the Compensation and Benefits Committee, all stock options vest and become exercisable one year after the date of grant, except in the event of retirement or death when options vest and become exercisable if held for a minimum period of six months from the date of grant (as to executive officers, subject to the amendment described below). In addition, beginning on the first date of exercisability for options granted in March 1994 and ending six months prior to the tenth anniversary of the grant date, the average price of DuPont Common Stock on the date of exercise must be at least 120% of the average price on the grant date in order for the options to be exercisable. The terms and conditions also provide that options may be exercised until two years after retirement or age 70, whichever is later, and by an optionee's estate or beneficiary for up to two years after death. The Plan provides that in no instance can options be exercised after their ten-year maximum term. Stock options are forfeited upon termination of employment with the Company for any reason other than death or retirement occurring at least six months after the date of grant. They cannot be transferred or assigned during the optionee's lifetime.

  Counsel advises that under the Internal Revenue Code, optionees will realize no taxable income as a result of the grant of options. While exercise of an incentive stock option which meets the requirements of the Code will not result in taxable income (except that the alternative minimum tax may apply), exercise of a nonqualified stock option will result in taxable income to the extent of the difference between the fair market value of the stock at the time of exercise and the exercise price. The Company will be entitled to a tax deduction upon the exercise of a nonqualified option in the amount equal to the optionee's taxable income. If the optionee sells the shares acquired on exercise of incentive stock options more than two years after the grant date and more than one year after exercise, the entire gain, if any, realized upon the sale will be taxable to the optionee as long-term capital gain. If the optionee does not satisfy the holding period requirements, the optionee will realize ordinary income, in most cases equal to the difference between the exercise price of the shares and the lesser of the fair market value of the shares on the exercise date or the amount realized on a sale or exchange of the shares, and the Company will be entitled to a corresponding tax deduction.

  The Board of Directors reserves the right to modify the Stock Performance Plan from time to time, to repeal the Plan entirely, or to discontinue making grants either temporarily or permanently; provided, however, that no modification of the Plan shall operate to annul, without the consent of the optionee, a grant already made. Furthermore, no modification without approval of the stockholders shall increase the maximum number of shares which may be made subject to stock options or the maximum number of stock appreciation rights which may be granted, permit the grant of stock options and stock appreciation rights at a price less than fair market value, extend the maximum term beyond ten years, or permit grants to members of the Compensation and Benefits Committee. All expenses and costs in connection with the operation of the Plan are borne by the Company.

  The Board of Directors amended the Company's Bylaws to delete a requirement for approval of the Company's Compensation Plans by stockholders every five years. Significant amendments such as those described below for the Stock Performance Plan will continue to be submitted to the stockholders for approval as required by provisions of the Company's Compensation Plans, rules of the Securities and Exchange Commission or regulations of the Internal Revenue Service.

THE PROPOSED AMENDMENTS

  Use of Restricted Stock. The Company's executive compensation program consists of three elements: salary, variable compensation and stock options as long-term incentive. Addition of restricted stock as long-term compensation under the Stock Performance Plan will provide flexibility in the future. Restrictions on disposition of the shares and other terms and conditions will be established by the Compensation and Benefits Committee. Depending on the specific intended use of such grants, restrictions could be based on such criteria as quantitative or qualitative business performance objectives and/or continued employment. Grantees will have all the rights of a stockholder, including the right to vote and receive any dividends, unless otherwise established in the grant.

  Limit on Shares Subject to Restricted Stock Grants. No change is made in the current 36 million-share limit on the aggregate number of shares of the Company's Common Stock which may be made subject to stock option grants during any five consecutive years. Of the 36 million shares, no more than 6 million shares will be subject to restricted stock grants.

  Limit on Individual Option Grants. The Company will reinstitute an individual limit on stock options that an employee can receive. No more than 5% of the 36 million-share limit on the aggregate number of shares of the Company's Common Stock will be made subject to stock options granted to an optionee during any five consecutive years. Options granted to executive officers effective in March 1994 were made contingent on stockholder approval of this amendment.

  Prior to April 1984, the Plan included a limit on individual option grants. The Company believes that reinstating the limit is appropriate at this time and consistent with recent changes in federal tax laws which impose new requirements on the deductibility of executive compensation related to stock options. As a result, the federal tax consequences to the Company of the exercise of stock options may continue as described above.

  Vesting of Stock Option Grants. To conform to the Plan's minimum vesting period for other optionees, the minimum vesting period for options granted to executive officers will be six months from date of grant. For executive officers, as for other optionees, the terms and conditions established by the Compensation and Benefits Committee provide that options do not vest and become exercisable until one year after date of grant except in the event of retirement or death when options vest and become exercisable if held for the minimum period of six months. Options granted to executive officers effective in 1994 made this aspect of the vesting provision contingent on stockholder approval of this amendment.

  It is not possible at the present time to indicate the number or positions of employees who may be selected for grants under the Plan as proposed for amendment. During 1993, options to purchase 2,160,360 shares were granted under the Plan to 801 employees, including options to purchase 498,500 shares granted to 20 executive officers as a group. As of December 31, 1993, 1,226 persons held outstanding stock options under the Plan to purchase a total of 14,553,921 shares of DuPont Common Stock at a weighted-average exercise price of $37.62 per share, with expiration dates ranging from February 1994 to July 2003. Directors who are not employees are ineligible for grants under the Plan. No determination has been made as to types or amounts of grants in the future for specific employees. See the Summary Compensation Table and Option Grants Table on pages 12 and 13 for information relating to prior grants to named executive officers.

  The closing price of a share of the Company's Common Stock on the New York Stock Exchange Composite Transaction Tape on March 1, 1994, was $52.50.

  Approval of this proposal will constitute approval of the amendments described above and continued use of incentive stock options under the Plan.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE FOLLOWING
RESOLUTION:

  RESOLVED, That the amendments to the Stock Performance Plan as described in the Proxy Statement of the Company for the Annual Meeting of Stockholders on April 27, 1994, hereby are approved.

             4--STOCKHOLDER PROPOSAL ON POLITICAL NON-PARTISANSHIP

  Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington D.C., owner of 150 shares of DuPont Common Stock, has given notice that she will introduce the following resolution and statement in support thereof:

  RESOLVED: That the stockholders of DuPont assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political non-partisanship. To this end the following practices are to be avoided:

  (a) The handing of contribution cards of a single political party to an employee by a supervisor.

  (b) Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.

  (c) Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee or candidate.

  (d) Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.

  (e) Placing a preponderance of contribution cards of one party at mail station locations.

                            STOCKHOLDER'S STATEMENT

  REASONS: The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclinations. The Troy (Ohio) News has condemned partisan solicitation for political purposes by managers in a local company (not DuPont). Last year the owners of 18,270,176 shares, representing approximately 3.5% of the shares voting, voted FOR this proposal.

  If you AGREE, please mark your proxy FOR this resolution.

                       POSITION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.

  The Board opposes this resolution for the reasons given last year when the same resolution was rejected by more than 96% of the votes cast.

  The Company's policy is that no direct or indirect pressure in any form is to be directed toward employees to make any political contribution or participate in the support of a political party or the political candidacy of any individual. At the same time, employees are encouraged to exercise their responsibilities as citizens and to vote and be involved in the political process.

  The Board believes that the Company's policy goes further than the proposal and accomplishes the purpose of the proposal to avoid coercion of employees and embarrassment of the Company.

                  5--STOCKHOLDER PROPOSAL ON CUMULATIVE VOTING

  John J. Gilbert, 29 E. 64th Street, New York, New York, owner of 612 shares of DuPont Common Stock, who represents an additional family interest of 620 shares and is trustee under wills for an additional 1,600 shares, and John C. Henry, 5 E. 93rd Street, New York, New York, owner of 240 shares of DuPont Common Stock, have given notice that one or both of them will introduce the following resolution and statement in support thereof:

  Resolved, That the stockholders of E. I. du Pont de Nemours and Company, Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

                            STOCKHOLDERS' STATEMENT

  Continued strong support along the lines we suggest were shown at the last annual meeting when over 13.3%, an increase over the previous year, 6,673 owners of 68,985,133 shares, were cast in favor of this proposal. The vote against included approximately 13,000 unmarked proxies.

  A law enacted in California provides that all state pension holding, as well as state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

  Also, the National Bank Act has provided for cumulative voting. Unfortunately, in so many cases companies get around it by forming holding companies without cumulative voting. Thus, with so many banking failures the result is that tax payers have to make up the losses. Banking authorities have the right to question the capability of directors to be on banking boards. Unfortunately, in so many cases authorities come in after and say the director or directors were not qualified. So there is no reason why this could not be done for corporations under the SEC and banking authorities.

  It has increasingly been recognized that fair and equitable distribution of voting power is best secured when all the stockholders have the right of cumulative voting. This is the purpose of cumulative voting it protects everyone, in our opinion.

  Because of the normal need to find new directors and the need for directors on the compensation committee, we think cumulative voting is the answer. Perhaps, if the company had cumulative voting they wouldn't have so many troubles. In addition, some recommendations have been made to carry out the Valdez 10 points. The 11th should be to have cumulative voting and to end the stagger system of electing directors, in our opinion.

  Alaska took away cumulative voting, over our objections, when it became a state. Perhaps, if the citizens had insisted on proper representation the disastrous Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting.

  Many successful corporations have cumulative voting. For example, Pennzoil having cumulative voting defeated Texaco in that famous case. Another example, in spite of still having a stagger system of electing directors, Ingersoll-Rand, which has cumulative voting, won two awards. In FORTUNE magazine it was ranked second as "America's Most Admired Corporations." and the WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." We believe E.I. du Pont de Nemours and Company, Inc. should follow their example.

  If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.

                         POSITION OF BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.

  The Company's stockholders have had the opportunity to consider and vote on this issue on numerous occasions beginning in 1955. Each time, the stockholders have rejected the proposal by at least 86% of the votes cast.

  The Board continues to believe that cumulative voting is not in the best interest of the Company or its stockholders. In the opinion of the Board, cumulative voting would permit a small minority of shares to elect a director for the sole purpose of supporting a particular point of view, without regard to the interests of other parties. A director elected in this manner could not be expected to exercise free judgment and would not represent the stockholders as a whole.

                    6--STOCKHOLDER PROPOSAL ON SITE LISTING

  Brent Blackwelder, 3517 Rodman Street, N.W., Washington, D.C., owner of 50 shares of DuPont Common Stock, has given notice that he will introduce the following resolution and statement in support thereof:

  Whereas, the U.S. Securities and Exchange Commission (SEC) requires publicly-held corporations to disclose potential environmental liabilities to shareholders;

  Whereas, a Price Waterhouse survey of securities issuers in 1992 found that as many as 62% of the responding companies had known environmental liability exposures that were not yet recorded in financial statements;

  Whereas, DuPont, in its SEC reports, lists some of the major instances of potential environmental liability that may accrue to the company in pollution and toxic waste cleanup activities, fines, and environmental litigation;

  Whereas, it is unclear how much additional environmental liability, cleanup responsibility, and remediation cost may exist at DuPont, Conoco, and other facilities beyond those presently reported;

  Whereas, the company prepares an annual environmental progress report for shareholders and the public; Therefore, be it

  RESOLVED: That the shareholders of DuPont request the Board of Directors to instruct the company to disclose in its annual environmental progress report, a listing of those sites and other circumstances in which it can be reasonably expected through retirement of operations, court order, consent decree, litigation, or government requirement, that environmental remediation, pollution clean-up, and/or damage compensation will cause environmental liabilities to accrue to the company.

                            STOCKHOLDER'S STATEMENT

  REASONS: In recent years, certain forms of environmental liability have accrued to DuPont at an increasing rate. In 1992, DuPont accrued $160 million for certain environmental remediation activities relating to past operations, as compared with $130 million and $135 million for similar remediation in 1991 and 1990 respectively. DuPont has also paid out substantial amounts for environmental and agricultural damages related to certain of the company's pesticides.

  In addition, government regulators and some industry officials now state that underground hydrocarbon plumes and/or petrochemical leakage are likely to be found throughout the U.S. petroleum and petrochemical industries. Groundwater contamination and long-term cleanup may be involved, public health may be threatened, and compensation and real estate buy outs may be required.

  DuPont's Conoco, for example, agreed to a $23 million settlement and real estate buy out in Ponca City, Oklahoma after petrochemical contamination and seepage from Conoco's nearby refinery damaged homes and threatened residents' health.

  DuPont shareholders, in evaluating the company's continued economic prospects, need to receive the best possible information on the company's current assets and liabilities, including prospective environmental liabilities, as reasonably as these can be assembled and forecast.

  For these reasons and others, it is imperative that management include in its annual environmental progress report, a listing and identification of those known and expected environmental liabilities and clean-up responsibilities that are likely to accrue to the DuPont Company.

  If you AGREE, please mark your proxy FOR this resolution.

                         POSITION OF BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.

  DuPont has provided information on its potential environmental liabilities in several documents available to its stockholders and to the public. Last year, DuPont initiated an annual report devoted exclusively to the Company's environmental performance. DuPont recently issued its second annual environmental progress report, titled "Corporate Environmentalism--1993 Progress Report". The report discusses expenditures for environmental protection and remediation and explains that DuPont expects to incur some remediation costs at most older U.S. sites which is typical for chemical and petroleum operations in the U.S. We believe that, with this inclusive reference, a specific listing of sites does not provide additional meaningful financial information to shareholders.

  In addition to the information provided in its annual environmental progress report, DuPont's 1993 Annual Report to Stockholders, which is mailed to stockholders along with this Proxy Statement, includes a discussion of "Environmental Matters" as part of Management's Discussion and Analysis. This discussion sets forth, among other things, an accounting of the Company's accrual for environmental remediation activities for the past three years, actual expenditures related to the accrual, the accrual for environmental remediation activities reflected on the balance sheet and an estimate of DuPont's remediation costs for the next several years. The Company's accounting policies and practices for accruals for environmental remediation are discussed in the Notes to Financial Statements in the 1993 Annual Report. DuPont is also subject to the reporting requirements of the Securities and Exchange Commission on Form 10-K which includes disclosure of the financial effects of compliance with Federal, State and local environmental provisions.

  As noted in the Annual Report to Stockholders, copies of DuPont's annual environmental progress report and its Form 10-K are available to shareholders upon request. DuPont has provided information on its potential environmental liabilities in these documents and its Annual Report to Stockholders and has shared its expectation that it will incur some remediation costs at most older U.S. sites. It is the Company's intent to continue to evolve its discussion of potential environmental liabilities. Therefore, the Board believes the Company has already achieved the objectives of the Proposal.

                                 OTHER MATTERS

  The Board of Directors knows of no other proposals to be presented for consideration at the meeting but, if other matters do properly come before the meeting, the persons named in the proxy will vote your shares according to their best judgment.

                                   EXHIBIT A

                             STOCK PERFORMANCE PLAN

I. PURPOSES

  The purposes of this Stock Performance Plan (the "Plan") are: (a) to provide greater incentive for employees who are or will be primarily responsible for the growth and success of the business to exert their best efforts on behalf of
E. I. du Pont de Nemours and Company ("the Company"); and (b) to further the identity of interests of such employees with those of the Company's stockholders generally by encouraging them to acquire stock ownership in the Company.

II. FORM OF GRANTS

  1. Grants under this Plan may be made in the form of stock options, stock options accompanied by stock appreciation rights, restricted stock or a combination of any of these forms and may be made in replacement of or as alternatives to salary or grants under any other plan or program of a plan company.

  2. Stock options to purchase shares of the Company's common stock granted under this Plan may be either incentive, performance or other stock options qualified under the Internal Revenue Code as in effect from time to time ("qualified stock options") or stock options that are not qualified under the Internal Revenue Code ("nonqualified stock options"), or a combination of qualified and nonqualified stock options.

  3. Stock appreciation rights may be granted by the Company under this Plan upon such terms and conditions as the Compensation and Benefits Committee may determine. Such rights may be granted only when they accompany the concurrent grant of stock options. Each stock appreciation right shall give the grantee the right to receive a payment equal to the excess of the fair market value of a share of the Company's common stock on the date when such right is exercised over the option price provided for in the accompanying stock option. Such rights may be exercised only if the grantee exercises the accompanying stock option by purchasing one share of the Company's common stock for each stock appreciation right exercised. The number of shares subject to exercise under an accompanying stock option shall be automatically reduced by one share for each stock appreciation right exercised.

  4. Shares of restricted stock granted under this Plan shall be subject to restriction, such as forfeiture and a minimum vesting period. A grantee shall generally have all incidents of ownership in restricted stock, including the right to dividends (unless otherwise restricted) and to vote. Shares may be evidenced by book-entry registration, a stock certificate registered in the grantee's name but held in the Company's custody or issuance of an appropriate legended stock certificate, as determined by the Compensation and Benefits Committee.

III. LIMITATIONS ON GRANTS

    1. The aggregate number of shares of the Company's stock which may be made subject to stock options granted under this Plan shall not exceed 36,000,000, or 5% of such number for any optionee, during any five consecutive years, of which only 6,000,000 shares may be subject to restricted stock grants. The number of stock appreciation rights which may be granted to any optionee under this Plan shall not exceed 50% of the number of shares made subject to any accompanying stock option.

    2. If any stock option or restricted stock (without benefit of dividends) granted under this Plan shall terminate or expire for any reason without having been exercised or vested in full, the shares not acquired under such grant shall become available again for further grants under this Plan; provided also, that shares withheld by or tendered to the Company as payment of exercise price or other consideration or satisfaction of withholding taxes shall become available again for further grants to employees who are not executive officers; provided, however, that the shares which become so available for further grants shall not include any shares as to which a stock option has been reduced by reason of receiving payments under accompanying stock appreciation rights. The limitations set forth above shall be subject to adjustment as provided in Article XII hereof.

IV. ADMINISTRATION

1. Except as otherwise specifically provided, the Plan shall be administered by the Compensation and Benefits Committee of the Company's Board of Directors. The Compensation and Benefits Committee shall be elected pursuant to the Bylaws of the Company, and the members thereof shall be ineligible for grants while serving on said Committee.

2. The Compensation and Benefits Committee is authorized, subject to the provisions of the Plan, from time to time to establish such rules and regulations as it deems appropriate for the proper administration of the Plan, and to make such determinations and take such steps in connection therewith as it deems necessary or advisable.

3. The Compensation and Benefits Committee shall, subject to the provisions of the Plan, determine the time or times when stock options will be granted, which employees, if any, shall be granted stock options, the types of stock options to be granted, whether they shall be granted singly or in combination, when they shall be exercisable, the number of shares to be covered by each stock option or options, and the terms and conditions of such stock options; which employees, if any, shall also be granted accompanying stock appreciation rights, the number of stock appreciation rights which shall be granted to each of them, and the terms and conditions of such rights; and the time or times when restricted stock will be granted, which employees, if any, shall be granted restricted stock, the number of restricted shares to be granted, the restrictions or conditions on the right to transfer or dispose of such shares, and the terms and conditions of such restricted stock, including the number, amount, and timing of vesting increments.

4. The decision of the Compensation and Benefits Committee with respect to any questions arising as to interpretation of this Plan, including the severability of any and all of the provisions thereof, shall be final, conclusive and binding.

5. The Company's Board of Directors may elect a Special Stock Performance Committee pursuant to the Bylaws of the Company which shall have and may exercise all the rights, powers and duties of the Compensation and Benefits Committee specified in this Plan for purposes of making grants for significant achievements by employees who are not directors or executive officers of the Company. The Special Stock Performance Committee may also be authorized by the Compensation and Benefits Committee to assume certain administrative responsibilities under this Plan.

V. ELIGIBILITY FOR GRANTS

  1. Grants under this Plan may be made to employees (including those who are directors or executive officers of the Company) as determined by the Compensation and Benefits Committee (or Board of Directors, if the grantee is a director of the Company). In determining those employees to whom grants are to be made, the Compensation and Benefits Committee (or Board of Directors, if the grantee is a director of the Company) may take into consideration present and potential contributions to the Company's success by such employees, and any other factors which the Compensation and Benefits Committee (or Board of Directors, if the grantee is a director of the Company) may deem relevant in connection with accomplishing the purposes of the Plan.

  2. The term "employee" may include an employee of a corporation or other business entity in which the Company shall directly or indirectly own fifty percent or more of the outstanding voting stock or other ownership interest, but shall exclude any director who is not also an officer or a full-time employee of a plan company. The term "plan company" as used in this Plan shall mean a business entity whose employees are eligible for grants under this Plan. The term "grantee" as used in this Plan means an employee to whom a grant has been made under this Plan or, where appropriate, his or her successor in interest upon death.

VI. RECOMMENDATIONS AND GRANTS

1. Recommendations for grants to members of the Board of Directors shall be made by the Compensation and Benefits Committee. Recommendations for grants to employees who are not members of the Board of Directors shall be made to the Compensation and Benefits Committee by the Office of the Chairman.

2. Any grant to a director shall be made in the sole discretion of the Board of Directors, a majority of whose members taking final action on any such grant shall be ineligible for grants under Article V. Any grant to an employee who is not a member of the Board of Directors shall be made by the Compensation and Benefits Committee which shall take final action on any such grant.

3. Grants may be made at any time under this Plan and in any of the forms or combinations thereof provided in Article II hereof. A grantee may receive and may hold more than one grant under this Plan.

4. The date on which a grant shall be deemed to have been made under this Plan shall be the date of the Compensation and Benefits Committee (or Board of Directors, if the grantee is a director) authorization of the grant or such later date as may be determined by the Compensation and Benefits Committee (or Board of Directors, if the grantee is a director) at the time the grant is authorized. Each grantee shall be advised in writing by the Company of a grant and the terms and conditions thereof, which terms and conditions, as the Compensation and Benefits Committee from time to time shall determine, shall not be inconsistent with the provisions of this Plan.

VII. OPTION PRICE

  The price per share of the Company's common stock which may be purchased upon exercise of a stock option granted under this Plan shall be determined by the Compensation and Benefits Committee, but shall in no event be less than the fair market value of such share on the date the stock option is granted, and in no event less than the par value thereof. The price so determined also shall be applicable to any accompanying stock appreciation right. For purposes of this Plan, fair market value shall be the average of the high and low prices of the Company's common stock as reported on the "NYSE-Composite Transactions Tape" on the date of grant of a stock option or the date of exercise of a stock option or stock appreciation right, or if no sales of such stock were reported on said Tape on such date, the average of the high and low prices of such stock on the next preceding day on which sales were reported on said Tape. Such price shall be subject to adjustment as provided in Article XII hereof.

VIII. OPTION TERM

  The term of each stock option and each stock appreciation right granted under this Plan shall be for such period as the Compensation and Benefits Committee shall determine, but not for more than ten years from date of grant.

IX. EXERCISE OF OPTIONS

1. Subject to the provisions of this Plan, each stock option and each stock appreciation right granted hereunder shall be exercisable on such date or dates and during such period and for such number of shares or stock appreciation rights as the Compensation and Benefits Committee may determine. However, in no event shall a stock option or stock appreciation right be exercisable prior to six months from date of grant. The Compensation and Benefits Committee may fix from time to time a minimum number of shares which must be purchased at the time a stock option is exercised.

  2. A grantee electing to exercise a stock option shall at the time of exercise pay the Company the full purchase price of the shares he or she has elected to purchase. Payment of the purchase price shall be made in cash, the Company's common stock (valued at fair market value on the date of exercise), or a combination thereof, as the Compensation and Benefits Committee may determine from time to time. A grantee electing to exercise a stock appreciation right granted under this Plan shall so notify the Company at the same time he or she elects to exercise an accompanying stock option. Payment by the Company for such stock appreciation right may be in cash, common stock (valued at fair market value on date of exercise), or a combination thereof, as the Compensation and Benefits Committee may determine from time to time, but no fractional share of common stock shall be delivered. With respect to shares of the Company's common stock to be delivered upon exercise of a stock option or a stock appreciation right, the Compensation and Benefits Committee shall periodically determine whether, and to what extent, such stock shall be in the form of new common stock issued for such purposes, or common stock acquired by the Company.

  3. Notwithstanding any other provision of this Plan, when the fair market value of a share of the Company's common stock on the date a grantee elects to exercise a stock option is less than such amount per share as may be determined by the Compensation and Benefits Committee from time to time, the Company may at its election pay the grantee in cash for each share he or she elected to purchase an amount equal to the excess of such fair market value over the option price provided for in the stock option. The Compensation and Benefits Committee shall periodically determine whether the Company shall make such cash payment upon exercise of a stock option. When the Company makes a payment to the grantee under this paragraph 3 of Article IX, it shall not require the grantee to tender the full purchase price of the shares he or she has elected to purchase, the Company's obligation to issue or deliver such shares shall be null and void, and the right to purchase such number of shares subject to option shall be terminated. Such payment by the Company shall be deemed to be an exercise of a stock option and the purchase of shares thereunder for purposes of paragraph 3 of Article II and Article III.

X. NONTRANSFERABILITY OF GRANTS

  During a grantee's lifetime no stock option or stock appreciation right granted under this Plan shall be transferable, and stock options and stock appreciation rights may be exercised only by the grantee.

XI. TERMINATION OF EMPLOYMENT

1. The Compensation and Benefits Committee shall, subject to the provisions of the Plan, determine the rules relating to rights under stock options, stock appreciation rights and restricted stock grants upon a grantee's termination of employment.

2. A grantee shall forfeit all rights under stock options, stock appreciation rights and restricted stock grants--

  (a) if the grantee is dismissed or leaves the service of the plan companies for any reason other than his or her death, or retirement pursuant to the provisions of the pension or retirement plan or policy of a plan company, or

  (b) if the grantee retires pursuant to the provisions of the pension or retirement plan or policy of a plan company, and if thereafter the Compensation and Benefits Committee, after a hearing at which the grantee shall be entitled to be present, shall find that he or she has willfully engaged in any activity which is harmful to the interest of any of such companies;

provided, however, that such stock options, stock appreciation rights and restricted stock grants may continue in effect to such extent and under such conditions as the Compensation and Benefits Committee may determine; and provided, further, that the Compensation and Benefits Committee may accelerate or waive any restrictions or conditions applicable to restricted stock grants, in whole or in part, based on such factors and criteria as the Compensation and Benefits Committee may determine.

  3. Upon the death of the grantee or his or her retirement pursuant to the provisions of the pension or retirement plan or policy of a plan company, whichever shall first occur, the number of shares subject to option and the number of stock appreciation rights shall be limited to that number of shares and rights which the grantee could have acquired or exercised under the terms of his or her grant or grants on the date of such death or retirement, and the options or rights representing the remainder of the grant or grants shall terminate.

XII. ADJUSTMENTS

1. In the event of any stock dividend, split-up, reclassification or other analogous change in capitalization, the Compensation and the Benefits Committee shall make such adjustments, in the light of the change, as it deems to be equitable, both to the grantees and to the Company, in--

  (a) the number of shares and prices per share applicable to outstanding stock options,

  (b) the number of outstanding stock appreciation rights and their price,

  (c) the number of shares applicable to outstanding restricted stock grants,

  (d) the aggregate limitation set forth in Article III with respect to the number of shares which may be made subject to options and restricted stock grants.

Furthermore, in the event of a distribution to common stockholders other than interim or year-end dividends declared as such by the Board of Directors, the Compensation and Benefits Committee shall make such adjustments, in the light of the distribution, as it deems to be equitable, both to the grantees and to the Company, in respect of the items described in (a), (b) and (c) above.

2. Any fractional shares or fractional stock appreciation rights resulting from adjustments made pursuant to this Article shall be eliminated.

XIII. AMENDMENTS

  The Board of Directors reserves the right to modify this Plan from time to time or to repeal the Plan entirely, or to direct the discontinuance of grants either temporarily or permanently; provided, however, that no modification of this Plan shall operate to annul, without the consent of the grantee, a grant already made hereunder; provided, also, that no modification without approval of the stockholders shall--

  (a) increase the number of shares which may be made subject to stock options or restricted stock grants, or the number of stock appreciation rights which may be granted under this Plan in the aggregate, except by way of adjustments as provided in Article XII,

  (b) permit grant of stock options and stock appreciation rights at a price less than fair market value,

  (c) extend the maximum term of stock options and stock appreciation rights, or

  (d) permit a grant under this Plan to a member of the Compensation and Benefits Committee;

except that the Board of Directors may take any action it deems advisable to ensure that qualified stock options may be granted under this Plan in accordance with the provisions of the Internal Revenue Code, as it may be amended.

XIV. MISCELLANEOUS

1. The Compensation and Benefits Committee may adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of countries other than the United States in which the Company or a plan company may operate to assure the viability of the benefits of grants made to employees in such countries and to meet the purposes of the Plan.

2. Grantees may use shares of the Company's common stock to satisfy withholding taxes relating to grants under this Plan to the extent provided in terms and conditions established by the Compensation and Benefits Committee.

                (LOGO OF
                 RECYCLED      Printed on Recycled Paper
                 PAPER         (10% postconsumer waste)
                 APPEARS
                 HERE)

[LOGO OF DUPONT         PROXY/VOTING INSTRUCTION CARD
 APPEARS HERE]       E.I. DU PONT DE NEMOURS AND COMPANY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints J. A. Krol, C. S. Nicandros and E. S. Woolard, Jr., or any of them, each with power of substitution, as proxies for the undersigned to vote all shares of Common Stock of said Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 27, 1994, and any adjournments thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies heretofore given.
     As described on page 1 of the proxy statement, this proxy also provides voting instructions for shares held for the account of the undersigned in the employee savings and stock ownership plans. A trustee for these plans will vote these shares as directed provided you sign and return a proxy by April 20, 1994. A trustee for the employee savings plan may vote in its discretion all shares held in these plans for which no voting instructions are received. Shares held through the employee stock ownership plans will be voted for you only if you sign and return a proxy. Other shares owned by you will be voted only if you sign and return a proxy, or attend the meeting and vote by ballot.
     On matters for which you do not specify a choice, your shares will be voted in accordance with the recommendation of the Board of Directors.

     1. Election of Directors (mark only one)

          [ ] Vote FOR all nominees listed   [ ] Vote WITHHELD from all
              below and recommended by the       nominees
              Board of Directors (except as
              directed to the contrary below)

P. N. Barnevik; A. F. Brimmer; C. R. Bronfman; E. M. Bronfman; E. Bronfman, Jr.; L. C. Duemling; E. B. du Pont; C. M. Harper; J. A. Krol; M. P. MacKimm;
C. S. Nicandros; W. K. Reilly; H. R. Sharp, III; C. M. Vest; J. L. Weinberg;
E. S. Woolard, Jr.
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

- --------------------------------------------------------------------------------
                                  (continued, and to be signed, on other side)

                         (continued from other side)

The Board of Directors recommends a vote "FOR" Board proposals Nos. 2 and 3:
                                                                   NO.

                                        For    Against  Abstain
2. On independent accountants           [ ]      [ ]     [ ]
3. On Stock Performance Plan amendment  [ ]      [ ]     [ ]

The Board of Directors recommends a vote "AGAINST" the following stockholder proposals:

                                        For    Against  Abstain
4. On political non-partisanship        [ ]      [ ]     [ ]
5. On cumulative voting                 [ ]      [ ]     [ ]
6. On site listing                      [ ]      [ ]     [ ]


PLEASE SIGN, DATE
AND RETURN THIS
PROXY, USING THE
ENCLOSED POSTAGE                            [ ] Please check to receive
PREPAID ENVELOPE.                               an admission ticket to the
                                                meeting.

                    Dated                 , 1994  SIGN HERE
                         -----------------                 ---------------------
Number used for     When signing as attorney, executor, administrator, trustee
 machine counting   or guardian, please give full title as such. If the signer
 of the vote        is a corporation, sign the full corporate name by duly
                    authorized officer.